Exhibit 10.1

OneSpan Inc.
2024 Management Incentive Plan (MIP)

1.PURPOSE

The purpose of the OneSpan Inc. (together with its subsidiaries, the “Company” or “OneSpan”) 2024 Management Incentive Plan (“2024 MIP”) is to share the success of the Company with our leaders and other key personnel.

The 2024 MIP consists of two components (the “2024 MIP Components”):

•the “H1 Component”, which is based on Company Performance Factors (as defined in Sections 3 and 4 below) for the period beginning on January 1, 2024 and ending on June 30, 2024 (inclusive) (such period, “H1 2024”).

•the “Full Year Component”, which is based on Company Performance Factors for all of 2024 (covering the period beginning on January 1, 2024 and ending on December 31, 2024 (inclusive)) (such period, the “FY 2024”, and together with H1 2024, the “2024 MIP Periods”).

2.PARTICIPATION

To participate in the 2024 MIP, you must be a full-time employee of OneSpan unless otherwise approved in writing by (i) the Company’s Vice President of Human Resources and (ii) the Chief Executive Officer. Employees participating in the 2024 MIP will be notified by the Company’s Human Resources team in writing.

You must be hired before (x) April 1, 2024 to be eligible to participate in the H1 Component and (y) October 1, 2024 to be eligible to participate in the Full Year Component. Unless otherwise set forth in your offer letter or employment agreement, if any, any Bonus (as defined below) that you earn under the 2024 MIP Components will be prorated based on your date of hire, as illustrated by the following examples:

•If your date of hire is March 15, 2024, you are eligible to participate in both the H1 Component and the Full Year Component, but any Bonus that you earn under either of the 2024 MIP Components will be prorated based on your hire date.

•If your date of hire is May 15, 2024 you are only eligible to participate in the Full Year Component, and any Bonus that you earn under the Full Year Component will be prorated based on your hire date.

3.OVERVIEW

Participants in the 2024 MIP are eligible to receive up to two separate cash bonuses (each, a “Bonus”) based upon the Company’s achievement against targets for designated performance metrics (“Company Performance Factors”).

•For the H1 Component, the Company Performance Factors will pertain to Company performance for H1 2024.

•For the Full Year Component, the Company Performance Factors will pertain to Company performance for FY 2024.

In addition to the Company Performance Factors, your potential Bonus for each 2024 MIP Component depends on your eligible target bonus amount, which may be expressed either as a fixed dollar amount or as a percentage of your base salary. If you do not know your eligible target bonus amount, please contact your manager or Human Resources. Please note that eligible target bonus amounts are generally expressed on an annual basis (as a full-year amount), such that your eligible target bonus amount for each 2024 MIP Component (each such target amount, a “MIP Target”) would be one-half of your full year target bonus amount. For example1:

•If your target bonus amount is equal to 10% of your annual earned salary, your MIP Target for each of the 2024 MIP Components would be 5% of your annual earned salary.

•If your target bonus amount is a fixed amount of $15,000, your MIP Target for each of the 2024 MIP Components would be $7,500.

4.COMPANY PERFORMANCE FACTORS

Your potential Bonus amount is calculated based on the Company’s achievement against specified targets for the Company Performance Factors. Company Performance Factors and associated targets are determined by the Management Development and Compensation Committee (the “Compensation Committee”) of the Company’s Board of Directors (the “Board”).

For the 2024 MIP, the two Company Performance Factors are Revenue and Adjusted EBITDA for all participants, except those individuals who are specifically notified in writing by the Vice President, Global Human Resources or the Chief Executive Officer that different Company Performance Factors will apply to their 2024 MIP participation. “Revenue” refers to the Company’s publicly reported revenue, and Adjusted EBITDA is defined as defined as the Company’s EBITDA (earnings before interest, taxes, depreciation and amortization) excluding stock-based compensation costs, severance costs, and capitalized software costs. Please note that the definition of Adjusted EBITDA used for purposes of the 2024 MIP is different than the definition of Adjusted EBITDA used in our publicly reported earnings releases and SEC filings. The Revenue factor is weighted 50% and the Adjusted EBITDA factor is weighted 50%.

2024 MIP Targets and corresponding payout levels for Revenue and Adjusted EBITDA will be communicated to you separately. Different levels of achievement against the Revenue and Adjusted EBITDA targets for the H1 2024 and FY 2024 periods will correspond to different Bonus payout levels for each period. For the H1 Component, achievement levels correspond to Bonus payout levels as set forth below. Similar information for the Full Year Component will be communicated to you later in 2024.

•Revenue: The Company must achieve at least 100% of the Revenue target for the Revenue factor to contribute to the Bonus payout calculation. A 100% achievement level would correspond to the target payout level of 100%, and a 104.3% or greater achievement level would correspond to the maximum payout level of 125%.

•Adjusted EBITDA: The Company must achieve at least 100% of the Adjusted EBITDA target for the Adjusted EBITDA factor to contribute to the Bonus payout calculation. A 100% achievement level would correspond to the target payout level of 100% and a 112.2% or greater achievement level would correspond to the maximum payout level of 125%.

For achievement levels that fall between the target and maximum Revenue and Adjusted EBITDA achievement levels, the corresponding payout levels will be calculated using linear interpolation.

5.EXAMPLE BONUS CALCULATIONS

Assume for purposes of these examples that you are employed throughout 2024 and that your eligible target bonus amount (expressed on an annual basis) is $15,000 (which corresponds to a MIP Target of $7,500 for each 2024 MIP Component).

Example 1

1 Example assumes that you are eligible for full, non-prorated participation in both 2024 MIP Components under Section 2 above.

If the Company achieves 115% of the Revenue factor and 100% of the Adjusted EBITDA factor for the H1 Component, your Bonus for the H1 Component would be paid out at 112.5% of your H1 2024 MIP Target:

	Achievement Level Against Target	Payout Level	Weight	Weighted Factor (Payout Level*Weight)
Company Performance Factors
Revenue	115%	125%	50%	62.5%
Adjusted EBITDA	100%	100%	50%	50%
Combined Performance Factor (sum of the two weighted factors)				112.5%

The Combined Performance Factor is then applied to your H1 2024 MIP Target for a Bonus payout of $8,437.50 (112.5% of $7,500).

Example 2

If the Company achieves 103% of the Revenue factor and 110% of the Adjusted EBITDA factor for the H1 Component, your Bonus for the H1 Component would be paid out at 119% of your H1 2024 MIP Target:

	Achievement Level Against Target	Payout Level	Weight	Weighted Factor (Payout Level*Weight)
Company Performance Factors
Revenue	103%	117%	50%	59%
Adjusted EBITDA	110%	121%	50%	60%
Combined Performance Factor (sum of the two weighted factors)				119%

The Combined Performance Factor is then applied to your H1 2024 MIP Target for a Bonus payout of $8,917 (119% of $7,500).

6.DETERMINATION OF ACHIEVEMENT; PAYMENT OF EARNED BONUSES
The Company expects that the assessment of achievement against Company Performance Factors for the 2024 MIP Periods and the payment of any Bonuses earned for the applicable 2024 MIP Periods will occur on the following timeframes:
•H1 Component: assessment of achievement against Company Performance Factors to be completed during the month of August 2024; any Bonus earned to be paid out via payroll before the end of that month.
•Full Year Component: assessment of achievement to be completed during the first quarter of 2025; any Bonus earned to be paid out via payroll by the end of that quarter.
The Company may adjust these timeframes at its discretion.

Achievement against the Company Performance Factors for each of the 2024 MIP Periods is based on the Company’s financial performance for the H1 Component and Full Year Component, as applicable, and is determined by the Compensation Committee. The Compensation Committee has complete discretion to determine the MIP Targets and the extent to which they have been achieved, including discretion to adjust the MIP Targets and/or the achievement of the MIP Targets to address the impact of the following: mergers, acquisitions or divestitures; reorganizations; restructuring charges or transactions; extraordinary nonrecurring items; and other unexpected activities, developments, trends or events. The financial metrics used for purposes of the MIP Targets may be defined and/or calculated differently from similar metrics that the Company reports in its quarterly earnings releases and reports filed with the U.S. Securities and Exchange Commission.

7.GENERAL TERMS

If your base salary or eligible target bonus amount changes during either 2024 MIP Period, any Bonus amount you earn will be prorated based on the timing of such change. For purposes of this proration, changes that occur on or before the 15th of a given month will be considered to have been in effect for the full month, and changes that occur after the 15th of a month will be considered to take effect on the first of the immediately following month. For example, if your eligible target bonus amount increases from 15% to 20% on September 10, your FY 2024 Bonus amount would be calculated based on eight months of a 15% eligible target bonus amount and four months of a 20% eligible target bonus amount, whereas if the increase happens on September 20, your FY 2024 Bonus amount would be calculated based on nine months of a 15% eligible target bonus amount and three months of a 20% eligible target bonus amount.

If you take a leave of absence during 2024 that is longer than 45 days in either 2024 MIP Period (which days need not be consecutive), any Bonus you earn under for the affected 2024 MIP Period will be prorated based on the number of total days in excess of 45 days in your leave of absence during that MIP Period.

If you switch from a Sales Commission Plan to the 2024 MIP, or vice versa, any Bonus you earn for the applicable 2024 MIP Period will be prorated based on the timing of the change. Changes of this type will generally be effective on the first day of a specified month.

Unless otherwise prohibited by applicable law, any Bonus amount is not earned until it is determined based on the Company’s financial performance for the applicable 2024 MIP Period as approved by the Board or Compensation Committee. To receive any Bonus for a 2024 MIP Period, and unless prohibited by applicable law, you must be actively working for the Company at the time payment is made. The 2024 MIP is valid for 2024 only and will not continue to apply for future years.

Participants do not have any contractual or otherwise acquired right to MIP participation in any future years. Your participation in the 2024 MIP does not in any way imply, suggest or require that you will participate in any MIP or similar program for future years. There are no promises or guarantees of payments under the 2024 MIP, and the Company reserves the right to unilaterally alter or discontinue the program at its complete discretion, unless specifically prohibited under applicable law.
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